Exhibit 99.1

Build-A-Bear Workshop, Inc. Exceeds Guidance With Pre-tax Income of $9.2 Million in Fiscal 2020 Fourth Quarter

  Fourth quarter GAAP pre-tax income of $9.2 million, a 20.8% increase compared to the prior year period
  Fourth quarter total revenue of $93.7 million, a 10.4% decrease compared to the prior year period
  Fourth quarter e-commerce demand increases 104% compared to the prior year period
  At year end, consolidated cash balance was $34.8 million, up $8.1 million from fiscal 2019 year-end, with no borrowings on the Company’s credit facility

ST. LOUIS--(BUSINESS WIRE)--March 10, 2021--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for the fourth quarter and fiscal year 2020 ended January 30, 2021. The Company noted that the actions that were taken to respond to the COVID-19 pandemic combined with the disciplined execution of its stated strategy, inclusive of the acceleration of its digital transformation initiatives, led to growth in pre-tax income for the fiscal 2020 fourth quarter as compared to the fiscal 2019 fourth quarter.

The Company’s total revenues also exceeded guidance, although still representing a decline compared to the prior year, largely driven by ongoing negative impact of the pandemic on its retail store operations as well as commercial and international franchising revenue. The negative impact in corporately-managed stores included a significant decline in traffic with an 18% reduction in store operating days driven by the forced closure of all of the Company’s locations in Europe for two-thirds of the quarter and a reduction of approximately 25% in operating hours in North America as compared to the fourth quarter of fiscal 2019.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer commented, “During a year with great global disruption, I am proud of our organization’s ability to rapidly respond and make the changes needed to deliver $9.2 million in pre-tax profit in the fourth quarter, an increase of over 20% compared to the prior year and exceeding previously issued guidance, as well as a stronger year-end cash position. Although there were challenges, we were able to accelerate important long-term strategic initiatives including moving forward with our digital transformation and rapidly evolving our retail model and capabilities while simultaneously managing our financial stability and liquidity.

“As we begin fiscal 2021, our operations continue to be negatively impacted by the pandemic with persistent temporary store closures affecting direct-to-consumer as well as commercial and international franchising revenue while e-commerce demand continues to be very strong across geographies fueled by Valentine’s product performance and the initial response to our Easter assortment. As we look forward, we are excited to announce plans to launch a product collection based on the highly popular Nintendo Switch game, Animal Crossing™: New Horizons, later this quarter. Separately, as announced yesterday, through our agreement with Sony Picture Worldwide Acquisitions, we anticipate a fall release of Honey Girls, a live-action film inspired by one of our popular proprietary intellectual properties and product lines. We remain focused on the advancement of our key strategies with the goal to deliver profitable growth as the macro-environment stabilizes,” concluded Ms. John continued.

Fourth Quarter 2020 Highlights (13 weeks ended January 30, 2021 compared to the 13 weeks ended February 1, 2020):

  Total revenues were $93.7 million compared to $104.6 million in the fiscal 2019 fourth quarter reflecting:
    Net retail sales of $91.9 million, an 8.7% decline from the fiscal 2019 fourth quarter with an 18% reduction in store operating days driven by temporary store closures, fewer operating hours and capacity limitations;
    Consolidated e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores) rose 104% compared to the fiscal 2019 fourth quarter;
    Commercial and international franchise revenues were $1.8 million compared to $3.9 million in the 2019 fiscal fourth quarter reflecting pandemic related operating closures; and
    Total revenues included positive impact of $1.1 million related to the update of the Company’s gift card breakage rate due to lower redemptions versus historical averages.
  Gross profit margin was 50.1% compared to 50.4% in the fiscal 2019 fourth quarter. These results include negative impact from non-cash asset impairment costs and rent recorded for the Company’s European stores for the full quarter despite the locations being closed for two-thirds of the period. Positive benefits include the impact related to gift card breakage with no associated costs and reduced occupancy expenses due to prior renegotiations of lease terms in the Company’s real estate portfolio;
  Selling, general and administrative expenses (“SG&A”) were $37.8 million, a decrease of $7.4 million compared to the fiscal 2019 fourth quarter primarily due to lower payroll as a result of reduced store operating hours, lower corporate expenses as part of the Company’s cost containment initiatives, the positive impact of currency fluctuations, and a significant reduction of store marketing expense due to pandemic related store closures and capacity limitations. The reduction in SG&A reflects approximately $1.1 million in one-time benefits in the quarter;
  GAAP pre-tax income was $9.2 million, a $1.6 million improvement compared to the fiscal 2019 fourth quarter, or a $0.4 million increase over the prior period on an adjusted basis (see reconciliation of GAAP to non-GAAP results);
  Income tax expense was $321,000, reflecting the Company’s valuation allowance against net deferred tax assets. This compares to income tax expense of $1.4 million in the fiscal 2019 fourth quarter; and
  Net income was $8.8 million, or $0.57 per diluted share, compared to net income of $6.2 million, or $0.42 per diluted share, in the fiscal 2019 fourth quarter; on an adjusted basis, net income increased $1.4 million to $0.47 per diluted share (see reconciliation of GAAP to non-GAAP results).

Fiscal Year 2020 Highlights (52 weeks ended January 30, 2021 compared to the 52 weeks ended February 1, 2020):

  Total revenues were $255.3 million compared to $338.5 million in the 2019 fiscal year, reflecting:
    Net retail sales of $249.2 million, a 23.0% decrease from the 2019 fiscal year with a 33.4% decline in store operating days driven by temporary store closures, reduced operating hours and capacity limitations;
    E-commerce demand rose 133% compared to 2019 fiscal year; and
    Commercial and international franchise revenues were $6.1 reflecting pandemic related operating closures.
  Pre-tax loss was $21.8 million, compared to pre-tax income of $1.6 million in the 2019 fiscal year;
  Income tax expense was $2.8 million, compared to income tax expense of $1.3 million in the 2019 fiscal year; and
  Net loss was $24.6 million, or ($1.65) per share, as compared to net income of $0.3 million, or $0.02 per diluted share in the 2019 fiscal year.

Store Activity:
As of January 30, 2021, the Company had 354 corporately-managed stores with select locations continuing to be temporarily closed by government mandated restrictions. While the Company’s response to the pandemic included renegotiating over 90% of its corporately-managed store leases in fiscal 2020, it maintains a high level of lease optionality with over 75% of locations having a lease event within the next three years.

Separately, locations associated with the Company’s third-party retail model with relationships that include Carnival Cruise Lines, Great Wolf Lodge Resorts, Landry’s, and Beaches Family Resorts, as well as international franchise locations, were either closed or operated under restrictions for a portion of the 2020 fiscal year.

Balance Sheet:
As of January 31, 2021, total cash totaled $34.8 million, a 30% increase over the prior year-end. The Company ended the fiscal year with no borrowings under its revolving credit facility.

Total inventory at year-end was $46.9 million, down 12.1% from fiscal 2019 year-end. For fiscal 2020, capital expenditures totaled $5.0 million and depreciation and amortization were $13.2 million.

Fiscal Year 2021 Expectations:
For fiscal 2021, the Company currently expects EBITDA to be higher than fiscal 2019 EBITDA of $15.3 million. The Company also expects to achieve EBITDA in the range of $20-$30 million by fiscal 2023. This outlook assumes the reopening of the Company’s European locations by the end of the first quarter and no additional significant closures due to government mandates in fiscal 2021 as well as a more stable economic and retail environment in fiscal 2022 and beyond.

In addition, for fiscal 2021, the Company currently expects capital expenditures to approximate $5 - $10 million and for depreciation and amortization to be in the range of $13 - $14 million.

Note Regarding Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Today’s Conference Call Webcast:
Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on March 17, 2021. The telephone replay is available by calling (844) 512-2921. The access code is: 13716491.

About Build-A-Bear
Build-A-Bear is a multi-generational global brand focused on its mission to “add a little more heart to life” appealing to a wide array of consumer groups who enjoy the personal expression in making their own “furry friends” to celebrate and commemorate life moments. Nearly 500 interactive brick-and-mortar retail locations operated through a variety of formats provide guests of all ages a hands-on entertaining experience, which often fosters a lasting and emotional brand connection. The company also offers an engaging e-commerce/digital purchasing experience called the “Bear-Builder” at www.buildabear.com. In addition, extending its brand power beyond retail, Build-A-Bear Entertainment, a subsidiary of Build-A-Bear Workshop, Inc., is dedicated to creating engaging content for kids and adults that fulfills the company’s mission, while the company also offers products at wholesale and in non-plush consumer categories via licensing agreements with leading manufacturers. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenue of $255.3 million in fiscal 2020. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 16, 2020 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Condensed Consolidated Statements of Operations (dollars in thousands, except share and per share data)

	13 Weeks Ended January 30, 2021	% of Total Revenues (1)	13 Weeks Ended February 1, 2020	% of Total Revenues (1)
Revenues:
Net retail sales	$91,856	98.1	$100,654	96.3
Commercial revenue	1,370	1.5	3,385	3.2
International franchising	434	0.4	544	0.5
Total revenues	93,660	100.0	104,583	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	45,606	49.6	49,930	49.6
Store asset impairment	302	0.3	—	0.0
Cost of merchandise sold - commercial (1)	528	38.5	1,545	45.6
Cost of merchandise sold - international franchising (1)	299	68.9	419	77.0
Total cost of merchandise sold	46,735	49.9	51,894	49.6
Consolidated gross profit	46,925	50.1	52,689	50.4

Selling, general and administrative expense	37,757	40.3	45,107	43.1
Interest (income) expense, net	4	0.0	(6)	(0.0)
(Loss) income before income taxes	9,164	9.8	7,588	7.3
Income tax expense	321	0.3	1,426	1.4
Net (loss) income	$8,843	9.4	$6,162	5.9

(Loss) Income per common share:
Basic	$0.59		$0.42
Diluted	$0.57		$0.42
Shares used in computing common per share amounts:
Basic	14,999,786		14,752,560
Diluted	15,524,340		14,808,984
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Condensed Consolidated Statements of Operations (dollars in thousands, except share and per share data)

	52 Weeks Ended January 30, 2021	% of Total Revenues (1)	52 Weeks Ended February 1, 2020	% of Total Revenues (1)
Revenues:
Net retail sales	$249,210	97.6	$323,491	95.6
Commercial revenue	4,426	1.7	11,892	3.5
International franchising	1,674	0.7	3,160	0.9
Total revenues	255,310	100.0	338,543	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	147,906	59.3	176,652	54.6
Store asset impairment (2)	7,346	2.9	—	—
Cost of merchandise sold - commercial (1)	1,837	41.5	5,432	45.7
Cost of merchandise sold - international franchising (1)	935	55.9	2,836	89.7
Total cost of merchandise sold	158,024	61.9	184,920	54.6
Consolidated gross profit	97,286	38.1	153,623	45.4

Selling, general and administrative expense	119,089	46.6	152,047	44.9
Interest expense, net	10	0.0	15	0.0
Income (loss) before income taxes	(21,813)	(8.5)	1,561	0.5
Income tax expense (benefit)	2,797	1.1	1,300	0.4
Net income (loss)	$(24,610)	(9.6)	$261	0.1

Income (loss) per common share:
Basic	$(1.65)		$0.02
Diluted	$(1.65)		$0.02
Shares used in computing common per share amounts:
Basic	14,923,304		14,711,334
Diluted	14,923,304		14,759,810
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.
(2)	Due to the charges primarily in the 52 weeks ended January 30, 2021, a separate line item was disclosed and expressed as a percentage of net retail sales.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Condensed Consolidated Balance Sheets (dollars in thousands, except per share data)

	January 30, 2021	February 1, 2020
ASSETS
Current assets:
Cash and cash equivalents	$34,840	$26,726
Inventories, net	46,947	53,381
Receivables, net	8,295	11,526
Prepaid expenses and other current assets	10,111	7,117
Total current assets	100,193	98,750

Operating lease right-of-use asset	104,825	126,144
Property and equipment, net	52,973	65,855
Deferred tax assets	-	3,411
Other assets, net	3,381	3,102
Total Assets	$261,372	$297,262

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,784	$15,680
Accrued expenses	20,326	16,536
Operating lease liability short term	32,402	30,912
Gift cards and customer deposits	19,029	20,231
Deferred revenue and other	2,445	2,605
Total current liabilities	91,986	85,964

Operating lease liability long term	101,462	119,625
Deferred franchise revenue	920	1,325
Other liabilities	1,323	1,717

Stockholders' equity:
Common stock, par value $0.01 per share	159	152
Additional paid-in capital	72,822	70,633
Accumulated other comprehensive loss	(12,615)	(12,079)
Retained earnings	5,315	29,925
Total stockholders' equity	65,681	88,631
Total Liabilities and Stockholders' Equity	$261,372	$297,262

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Selected Financial and Store Data (dollars in thousands)

	13 Weeks Ended January 30, 2021	13 Weeks Ended February 1, 2020	52 Weeks Ended January 30, 2021	52 Weeks Ended February 1, 2020

Other financial data:

Retail gross margin ($) (1)	$46,250	$50,724	$101,304	$146,839
Retail gross margin (%) (1)	50.4%	50.4%	40.7%	45.4%
Capital expenditures (2)	$1,017	$2,285	$5,046	$12,384
Depreciation and amortization	$3,332	$3,346	$13,237	$13,705

Store data (3):
Number of corporately-managed retail locations at end of period
North America			305	316
Europe			48	55
Asia			1	1
Total corporately-managed retail locations			354	372

Number of franchised stores at end of period			71	92

Corporately-managed store square footage at end of period (4)
North America			712,287	719,078
Europe			71,609	78,786
Asia			1,750	1,750
Total square footage			785,646	799,614
(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China. Seasonal locations not included in store count.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

* Non-GAAP Financial Measures

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Reconciliation of GAAP to Non-GAAP Results (dollars in thousands, except per share data)

	13 Weeks Ended January 30, 2021	13 Weeks Ended February 1, 2020	52 Weeks Ended January 30, 2021	52 Weeks Ended February 1, 2020
Income (loss) before income taxes (pre-tax)	$9,164	$7,588	$(21,813)	$1,561
Income (loss) before income tax adjustments:
United Kingdom Lockdown Business Grants (1)	(756)	-	(756)	-
COVID-19 activity (2)	30	-	142	-
Ohio Bureau of Workers' Compensation dividend (3)	(332)	-	(332)	-
Impairment, bad debt, and lease modification (4)(5)	328	(244)	7,956	(1,016)
Foreign exchange (gains) losses (6)	(798)	(261)	(601)	71
Other (7)	2	202	336	370
Adjusted income (loss) before income taxes (adjusted pre-tax)	7,638	7,285	(15,068)	986

Income tax (expense) benefit	(321)	(1,426)	(2,797)	(1,300)
Tax adjustments:
Income tax impact: adjustments (8)(9)	-	64	-	121
Income tax impact: CARES Act (10)	-	-	(773)	-
Valuation allowance (11)	-	-	3,272	449
Adjusted income tax (expense) benefit	(321)	(1,362)	(298)	(730)

Net (loss) income	8,843	6,162	(24,610)	261
Adjustments	(1,526)	(239)	9,244	(5)
Adjusted net (loss) income	$7,317	$5,923	$(15,366)	$256

Net (loss) income per diluted share (EPS)	$0.57	$0.42	$(1.65)	$0.02

Adjusted net (loss) income per diluted share (adjusted EPS)	$0.47	$0.40	$(1.03)	$0.02
Fiscal 2023 forecast reconciliation of Non-GAAP figure (dollars in millions)

Income before income taxes (pre-tax)	$7 - $17
Interest	-
Depreciation and Amortization	13
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$20 - $30

(1)	Represents the business grants received from the United Kingdom government for business in the retail, hospitality and leisure sectors. These grants were provided on a per-property basis to support businesses through the latest lockdown restrictions as a result of the COVID-19 pandemic.
(2)	Represents COVID-19 related expenses at our stores, warehouse, and headquarters.
(3)	Represent a dividend distribution received from the Ohio Bureau of Workers' Compensation in the fourth quarter.
(4)	Represents non-cash adjustments including asset impairment charges related to store fixed assets and right-of-use operating lease assets and bad debt expense in the 13 and 52 weeks ending January 30, 2021 and February 1, 2020.
(5)	Represents the lease modification impacts of exercising early termination options in leases offset by non-cash impairment charges related to store fixed assets, receivables, and inventory in the 13 and 52 weeks ended February 1, 2020
(6)	Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.
(7)	Represents severance and other non-recurring changes in reserves and charges.
(8)	As a result of the Company's full, global valuation allowance, the Company cannot realize an income tax benefit on these adjustments for the fourth quarter or full year fiscal 2020.
(9)	Represents the aggregate tax impact of the pre-tax adjustments for the fourth quarter and full year fiscal 2019.
(10)	Represents the impact of the technical correction related to qualified leasehold improvements resulting from the CARES Act occurring in the first quarter of fiscal 2020
(11)	Represents the valuation allowance recorded on its net deferred tax assets in North America in the first quarter of fiscal 2020 and the United Kingdom in the fourth quarter of fiscal 2019.

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
314.423.8000 x5221

Media:
Public Relations
PR@buildabear.com